PROMISSORY NOTE
[TEXAS – NUF]
January 24, 2014
U.S. $9,919,800.00
FOR VALUE RECEIVED, and at the times hereinafter specified, THE GC NET LEASE (HOUSTON ENCLAVE) INVESTORS, LLC, a Delaware limited liability company (“Maker”), whose address is 2121 Rosecrans Avenue, Suite 3321, El Segundo, California 90245, hereby promises to pay to the order of NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA., a Pennsylvania corporation (hereinafter referred to, together with each subsequent holder hereof, as “Holder”), at c/o AIG Investments, 777 South Figueroa Street, 16th Floor, Los Angeles, California 90017, or at such other address as may be designated from time to time hereafter by any Holder, the maximum principal sum of NINE MILLION NINE HUNDRED NINETEEN THOUSAND EIGHT HUNDRED AND NO/100THS DOLLARS ($9,919,800.00), together with interest on the principal balance outstanding from time to time, as hereinafter provided, in lawful money of the United States of America.
Concurrently herewith, Maker is entering into that certain Promissory Note of even date herewith payable to the order of The Variable Annuity Life Insurance Company, a Texas corporation (“VALIC”), in the original principal face amount of $20,140,200.00 (the “VALIC Note”).
Concurrently herewith, Lender is making loans to (i) The GC Net Lease (Warren) Investors, LLC, a Delaware limited liability company (“GC Warren”) evidenced by that certain Promissory Note payable to the order of VALIC in the original principal amount referenced therein, and that certain Promissory Note payable to the order of Holder in the original principal amount referenced therein, each of even date herewith (collectively, the “New Jersey Notes”), which are collectively secured by that certain Mortgage, Security Agreement, Fixture Filing, and Assignment of Leases and Rents (New Jersey) executed by GC Warren for the benefit of Lender, covering certain real property more particularly described therein, (ii) The GC Net Lease (Beaver Creek) Investors, LLC, a Delaware limited liability company (“GC Beaver Creek”) evidenced by that certain Promissory Note payable to the order of VALIC in the original principal amount referenced therein, and that certain Promissory Note payable to the order of Holder in the original principal amount referenced therein, each of even date herewith (collectively, the “Ohio Notes”), which are collectively secured by that certain Open-End Mortgage, Security Agreement, Fixture Filing, and Assignment of Leases and Rents (Ohio) executed by GC Beaver Creek for the benefit of Lender, covering certain real property more particularly described therein, (iii) The GC Net Lease (Phoenix Chandler) Investors, LLC, a Delaware limited liability company (“GC Phoenix Chandler”) evidenced by that certain Promissory Note payable to the order of VALIC in the original principal amount referenced therein, and that certain Promissory Note payable to the order of Holder in the original principal amount referenced therein, each of even date herewith (collectively, the “Arizona Notes”), which are collectively secured by that certain Deed of Trust, Security Agreement, Fixture Filing, and Assignment of Leases and Rents (Arizona) executed by GC Phoenix Chandler for the benefit of Lender, covering certain real property more particularly described therein, and (iv) The GC Net Lease (Charlotte) Investors, LLC, a Delaware limited liability company (“GC Charlotte”) evidenced by that certain Promissory Note payable to the order of VALIC in the original principal amount referenced therein, and that certain Promissory Note payable to the order of Holder in the original principal amount referenced therein, each of even date herewith (collectively, the “North Carolina Notes”), which are collectively secured by that certain Deed of Trust, Security Agreement, Fixture Filing, and Assignment of Leases and Rents (North Carolina) executed by GC Charlotte for the benefit of Lender, covering certain real property more particularly described therein. GC Warren, GC Beaver Creek, GC Phoenix Chandler, and GC Charlotte, are collectively referred to herein as the “Other Borrowers.” The loans made to the Other Borrowers are collectively referred to as the “Other Loans.” The New Jersey Notes, the Ohio Notes, the Arizona Notes and the North Carolina Notes are collectively referred to herein as the “Other Property Notes.” The Other Property Notes, together with all of the documents executed by the Other Borrowers in connection with the Other Loans are collectively referred to herein as the “Portfolio Loan Documents” (including without limitation the “Loan Documents” as defined in the mortgages or deeds of trust securing the Other Loans). The principal amount of the Other Loans taken together with the Loan is $110,640,000.
By its execution and delivery of this promissory note (this “Note”), Maker covenants and agrees as follows:
1.Interest Rate and Payments.
(a)    The balance of principal outstanding from time to time under this Note shall bear interest at the rate of four and ninety-six hundredths percent (4.96%) per annum (the “Original Interest Rate”), based on a three hundred sixty (360) day year composed of twelve (12) months of thirty (30) days each; provided, however, (i) interest for partial months shall be calculated by multiplying the principal balance of this Note by the applicable interest rate (i.e., the Original Interest Rate or the New Rate (hereinafter defined)), dividing the product by three hundred sixty (360), and multiplying that result by the actual number of days elapsed.
(b)    Interest only shall be payable on the date the loan evidenced by this Note (the “Loan”) is funded by Holder, in advance, for the period from and including the date of funding through and including January 31, 2014 (the “Stub Interest Period”).
(c)    Commencing on March 1, 2014 and on the first day of each month thereafter through and including February 1, 2017, payments of interest only on the outstanding principal balance of this Note shall be due and payable in arrears.

(d)    Commencing on March 1, 2017 and on the first day of each month thereafter through and including January 1, 2029, combined payments of principal and interest shall be payable, in arrears, in the amount of $53,009.39 each (such amount representing an amount sufficient to fully amortize the original principal amount of this Note over a three hundred sixty (360) month period (the “Amortization Period”), if such amortization were based on a three hundred sixty (360) day year composed of twelve (12) months of thirty (30) days each) at the Original Interest Rate.
(e)    The entire outstanding principal balance of this Note, together with all accrued and unpaid interest and all other sums due hereunder, shall be due and payable in full on February 1, 2029 (the “Original Maturity Date”).
2.    Holder’s Extension Option; Net Operating Income.
(a)    If Maker shall fail to pay the outstanding principal balance of this Note and all accrued interest and other charges due hereon at the Original Maturity Date, Holder shall have the right, at Holder’s sole option and discretion, to extend the term of the Loan for an additional period of five (5) years (the “Extension Term”). If both Holder and NUF elect an Extension Term, both this Note and the NUF Note shall be so extended, and neither Note may be extended without the extension of the other Note. If Holder elects to extend the term of the Loan, Maker shall pay all fees of Holder incurred in connection with such extension, including, but not limited to, attorneys’ fees and title insurance premiums. Maker shall execute all documents reasonably requested by Holder to evidence and secure the Loan, as extended, and shall obtain and provide to Holder any title insurance policy or endorsement requested by Holder.
(b)    Should Holder elect to extend the term of the Loan as provided above, Holder shall (i) reset the interest rate borne by the then‑existing principal balance of the Loan to a rate per annum (the “New Rate”) equal to the greater of (A) the Original Interest Rate, or (B) Holder’s (or comparable lenders’, if Holder is no longer making such loans) then‑prevailing interest rate for five (5) year loans secured by properties similar to the Property (hereinafter defined), as determined by Holder in its sole discretion; (ii) re‑amortize the then‑existing principal balance of the Loan over the remaining portion of the Amortization Period (the “New Amortization Period”); (iii) have the right to require Maker to enter into modifications of the non‑economic terms of the Loan Documents as Holder may request (the “Non‑Economic Modifications”); and (iv) notwithstanding any provision set forth in the Loan Documents to the contrary, have the right to require Maker to make monthly payments into escrow for insurance premiums and real property taxes, assessments and similar governmental charges. Hence, monthly principal and interest payments during the Extension Term shall be based upon the New Rate, and calculated to fully amortize the outstanding principal balance of the Loan over the New Amortization Period.
(c)    If Holder elects to extend the term of the Loan, Holder shall advise Maker of the New Rate within fifteen (15) days following the Original Maturity Date.
(d)    In addition to the required monthly payments of principal and interest set forth above, commencing on the first day of the second month following the Original Maturity Date and continuing on the first day of each month thereafter during the Extension Term (each an “Additional Payment Date”), Maker shall make monthly payments to Holder in an amount equal to all Net Operating Income (hereinafter defined) attributable to the Property for the calendar month ending on the last day of the month that is two months preceding each such Additional Payment Date. For example, assuming the Original Maturity Date is January 1, then Net Operating Income for the period from January 1 through January 31 shall be payable to Holder on March 1; Net Operating Income for the period from February 1 through February 28 shall be payable to Holder on April 1, and so on.
(e)    All such Net Operating Income received from Maker shall be held by, and in the possession of, Holder and shall be deposited into an account or accounts maintained at a financial institution chosen by Holder in its sole discretion (the “Deposit Account”) and all such funds shall be invested in a manner acceptable to Holder in its sole discretion. All interest, dividends and earnings credited to the Deposit Account shall be held and applied in accordance with the terms hereof.
(f)    On the third Additional Payment Date and on each third Additional Payment Date thereafter, Holder shall apply all Excess Funds (hereinafter defined), if any, to prepayment of amounts due under this Note, without premium or penalty.
(g)    As security for the repayment of the Loan and the performance of all other obligations of Maker under the Loan Documents, Maker hereby assigns, pledges, conveys, delivers, transfers and grants to Holder a first priority security interest in and to: all Maker’s right, title and interest in and to the Deposit Account; all rights to payment from the Deposit Account and the money deposited therein or credited thereto (whether then due or in the future due and whether then or in the future on deposit); all interest thereon; any certificates, instruments and securities, if any, representing the Deposit Account; all claims, demands, general intangibles, choses in action and other rights or interests of Maker in respect of the Deposit Account; any monies then or at any time thereafter deposited therein; any increases, renewals, extensions, substitutions and replacements thereof; and all proceeds of the foregoing.
(h)    From time to time, but not more frequently than monthly, Maker may request a disbursement (a “Disbursement”) from the Deposit Account for capital expenses, tenant improvement expenses, leasing commissions and special contingency expenses. Holder may consent to or deny any such Disbursement in its sole discretion.
(i)    Upon the occurrence of any Event of Default (hereinafter defined) (i) Maker shall not be entitled to any further Disbursement from the Deposit Account; and (ii) Holder shall be entitled to take immediate possession and control of the Deposit Account

(and all funds contained therein) and to pursue all of its rights and remedies available to Holder under the Loan Documents, at law and in equity.
(j)    All of the terms and conditions of the Loan shall apply during the Extension Term, except as expressly set forth above, and except that no further extensions of the Loan shall be permitted.
(k)    For the purposes of the foregoing:
(i)    “Excess Funds” shall mean, on any Additional Payment Date, the amount of funds then existing in the Deposit Account (including any Net Operating Income due on the applicable Additional Payment Date), less an amount equal to the sum of three regularly scheduled payments of principal and interest due on this Note;
(ii)    “Net Operating Income” shall mean, for any particular period of time, Gross Revenue for the relevant period, less Operating Expenses for the relevant period; provided, however, that if such amount is equal to or less than zero (0), Net Operating Income shall equal zero (0);
(iii)    “Gross Revenue” shall mean all payments and other revenues (exclusive, however, of any payments attributable to sales taxes) received by or on behalf of Maker from all sources related to the ownership or operation of the Property, including, but not limited to, rents, room charges, parking fees, interest, security deposits (unless required to be held in a segregated account), business interruption insurance proceeds, operating expense pass‑through revenues and common area maintenance charges, for the relevant period for which the calculation of Gross Revenue is being made; and
(iv)    “Operating Expenses” shall mean the sum of all ordinary and necessary operating expenses actually paid by Maker in connection with the operation of the Property during the relevant period for which the calculation of Operating Expenses is being made, including, but not limited to, (a) payments made by Maker for taxes and insurance required under the Loan Documents, and (b) monthly debt service payments as required under this Note.
3.    Budgets During Extension Term.
(a)    Within fifteen (15) days following the Original Maturity Date and on or before December 1 of each subsequent calendar year, Maker shall deliver to Holder a proposed revenue and expense budget for the Property for the remainder of the calendar year in which the Original Maturity Date occurs or the immediately succeeding calendar year (as applicable). Such budget shall set forth Maker’s projection of Gross Revenue and Operating Expenses for the applicable calendar year, which shall be subject to Holder’s reasonable approval. Once a proposed budget has been reviewed and approved by Holder, and Maker has made all revisions requested by Holder, if any, the revised budget shall be delivered to Holder and shall thereafter become the budget for the Property hereunder (the “Budget”) for the applicable calendar year. If Maker and Holder are unable to agree upon a Budget for any calendar year, the budgeted Operating Expenses (excluding extraordinary items) provided in the Budget for the Property for the preceding calendar year shall be considered the Budget for the Property for the subject calendar year until Maker and Holder agree upon a new Budget for such calendar year.
(b)    During the Extension Term, Maker shall operate the Property in accordance with the Budget for the applicable calendar year, and the total of expenditures relating to the Property exceeding one hundred and five percent (105%) of the aggregate of such expenses set forth in the Budget for the applicable time period shall not be treated as Operating Expenses for the purposes of calculating “Net Operating Income,” without the prior written consent of Holder except for emergency expenditures which, in the Maker’s good faith judgment, are reasonably necessary to protect, or avoid immediate danger to, life or property.
4.    Reports During Extension Term.
(a)    During the Extension Term, Maker shall deliver to Holder all financial statements reasonably required by Holder to calculate Net Operating Income, including, without limitation, a monthly statement to be delivered to Holder concurrently with Maker’s payment of Net Operating Income that sets forth the amount of Net Operating Income accompanying such statement and Maker’s calculation of Net Operating Income for the relevant calendar month. Such statements shall be certified by an executive officer of Maker or Maker’s manager, managing member or general partner (as applicable) as having been prepared in accordance with the terms hereof and to be true, accurate and complete in all material respects.
(b)    In addition, on or before March 1 of each calendar year during the Extension Term, Maker shall submit to Holder an annual income and expense statement for the Property which shall include the calculation of Gross Revenue, Operating Expenses and Net Operating Income for the preceding calendar year and shall be accompanied by Maker’s reconciliation of any difference between the actual aggregate amount of the Net Operating Income for such calendar year and the aggregate amount of Net Operating Income for such calendar year actually remitted to Holder. All such statements shall be certified by an executive officer of Maker or Maker’s manager, managing member or general partner (as applicable) as having been prepared in accordance with the terms hereof and to be true, accurate and complete in all material respects. If any such annual financial statement discloses any inconsistency between the calculation of Net Operating Income and the amount of Net Operating Income actually remitted to Holder, Maker shall immediately remit to Holder the amount of any underpayment of Net Operating Income for such calendar year or, in the event of an overpayment by Maker, such amount may be withheld from any subsequent payment of Net Operating Income required hereunder.
(c)    Holder may notify Maker within sixty (60) days after receipt of any statement or report required hereunder that Holder disputes any computation or item contained in any portion of such statement or report. If Holder so notifies Maker, Holder and Maker shall meet in good faith within twenty (20) days after Holder’s notice to Maker to resolve such disputed items. If, despite such good faith efforts, the parties are unable to resolve the dispute at such meeting or within ten (10) days thereafter, the items shall be resolved by an independent certified public accountant designated by Holder within fifteen (15) days after such ten (10) day period. The determination of such accountant shall be final. All fees of such accountant shall be paid by Maker. Maker shall remit to Holder any additional amount of Net Operating Income found to be due for such periods within ten (10) days after the resolution of such dispute by the parties or the accountant’s determination, as applicable. The amount of any overpayment found to have been made for such periods may be withheld from any required future remittance of Net Operating Income.
(d)    Maker shall at all times keep and maintain full and accurate books of account and records adequate to reflect correctly all items required in order to calculate Net Operating Income.
5.    Prepayment.
(a)    Subject to Section 5(h) below, Maker shall have no right to prepay all or any part of this Note before the date (the “Lockout Expiration Date”) that is thirty-six (36) calendar months from and after the first day immediately following the Stub Interest Period.
(b)    At any time on or after the Lockout Expiration Date, Maker shall have the right to prepay the full principal amount of this Note and all accrued but unpaid interest hereon as of the date of prepayment, provided that (i) Maker gives not less than thirty (30) days’ prior written notice to Holder of Maker’s election to prepay this Note, (ii) Maker pays a prepayment premium to Holder equal to either (A) one percent (1%) of the outstanding principal amount of this Note, or (B) the Present Value of this Note (hereinafter defined), whichever is greater, less the amount of principal being prepaid, calculated as of the prepayment date, and (iii) Maker pays the full principal amount of the VALIC Note and all accrued but unpaid interest thereon as of the date of prepayment together with any prepayment premium payable with respect thereto under the VALIC Note.
(c)    Holder shall notify Maker of the amount and basis of determination of the prepayment premium. Holder shall not be obligated to accept any prepayment of the principal balance of this Note unless such prepayment is accompanied by the applicable prepayment premium and all accrued interest and other sums due under this Note. Maker may not prepay the Loan on a Friday or on any day preceding a public holiday, or the equivalent for banks generally under the laws of the State in which the Property is located (the “State”), or on any day that is not a Business Day (as hereinafter defined).
(d)    Except for making payments of Net Operating Income as required above, and except for the application of insurance proceeds or condemnation awards to the principal balance of this Note, as provided in the Security Instrument (as hereinafter defined), in no event shall Maker be permitted to make any partial prepayments of this Note.
(e)    If Holder accelerates this Note for any reason, then in addition to Maker’s obligation to pay the then outstanding principal balance of this Note and all accrued but unpaid interest thereon, Maker shall pay an additional amount equal to the prepayment premium that would be due to Holder if Maker were voluntarily prepaying this Note at the time that such acceleration occurred, or if under the terms hereof no voluntary prepayment would be permissible on the date of such acceleration, Maker shall pay a prepayment premium calculated as set forth in the Security Instrument together with any prepayment premium payable with respect thereto under the VALIC Note.
(f)    For the purposes of the foregoing:
(i)    The “Present Value of this Note” with respect to any prepayment of this Note, as of any date, shall be determined by discounting all scheduled payments of principal and interest remaining to maturity of this Note, attributed to the amount being prepaid, at the Discount Rate. If prepayment occurs on a date other than a regularly scheduled payment date, the actual number of days remaining from the prepayment date to the next regularly scheduled payment date will be used to discount within such period;
(ii)    The “Discount Rate” is the rate which, when compounded monthly, is equivalent to the Treasury Rate, when compounded semi‑annually;
(iii)    The “Treasury Rate” is the semi‑annual yield on the Treasury Constant Maturity Series with maturity equal to the remaining weighted average life of this Note, for the week prior to the prepayment date, as reported in Federal Reserve Statistical Release H.15 ‑ Selected Interest Rates, conclusively determined by Holder on the prepayment date. The rate will be determined by linear interpolation between the yields reported in Release H.15, if necessary. In the event Release H.15 is no longer published, Holder shall select a comparable publication to determine the Treasury Rate.

(g)    Holder shall not be obligated actually to reinvest the amount prepaid in any treasury obligations as a condition precedent to receiving any prepayment premium.
(h)    Notwithstanding the foregoing, (i) at any time during the Extension Term, Maker shall have the right to prepay the full principal amount of this Note and all accrued but unpaid interest thereon as of the date of prepayment, without prepayment premium thereon, (ii) no prepayment premium shall be due in connection with the application by Holder of any insurance proceeds or condemnation awards to the principal balance of this Note, as provided in the Security Instrument, and (iii) Maker shall have the right to prepay the full principal amount of this Note and all accrued but unpaid interest thereon as of the date of prepayment, without prepayment premium thereon at any time during the three calendar month period immediately prior to the Original Maturity Date.
6.    Payments. Whenever any payment to be made under this Note shall be stated to be due on a Saturday, Sunday or public holiday or the equivalent for banks generally under the laws of the State (any other day being a “Business Day”), such payment may be made on the next succeeding Business Day.
7.    Default Rate.
(a)    The entire balance of principal, interest, and other sums due upon the maturity hereof, by acceleration or otherwise, shall bear interest from the date due until paid at the greater of (i)  a per annum rate equal to five percent (5%) over the prime rate (for corporate loans at large United States money center commercial banks) published in The Wall Street Journal on the first business day of each month, or (ii) a per annum rate equal to five percent (5%) over the Original Interest Rate or the New Rate, as applicable (the “Default Rate”); provided, however, that such rate shall not exceed the maximum permitted by applicable state or federal law. In the event The Wall Street Journal is no longer published or no longer publishes such prime rate, Holder shall select a comparable reference.
(b)    If any payment under this Note is not made when due, interest shall accrue on the entire principal balance on the Loan at the Default Rate from the date such payment was due until payment is actually made.
8.    Late Charges. In addition to interest as set forth herein, Maker shall pay to Holder a late charge equal to four percent (4%) of any amounts due under this Note (the “Late Charge”) in the event any such amount is not paid when due; provided, however, that any such Late Charge with respect to the payment due upon the Maturity Date shall only equal four percent (4%) of the two most recent full monthly combined payments of principal and interest theretofore paid by Maker and no notice from Holder shall be required.
9.    Application of Payments. All payments hereunder shall be applied first to the payment of late charges, if any, then to the payment of prepayment premiums, if any, then to the repayment of any sums advanced by Holder for the payment of any insurance premiums, taxes, assessments, or other charges against the property securing this Note, if any, and any other costs and expenses incurred by Holder in accordance with the Loan Documents (together with interest thereon at the Default Rate from the date of advance until repaid), then to the payment of accrued and unpaid interest, and then to the reduction of principal. Notwithstanding the foregoing, for so long as any Event of Default is continuing, Holder shall have the continuing exclusive right to apply any payments received by Holder from or on behalf of Maker as Holder may elect against the then due and owing obligations of Maker under this Note in such order of priority or in such allocation as Holder may deem advisable in its sole and absolute discretion.
10.    Immediately Available Funds. Except as contemplated in the Cash Collateral Agreement, payments under this Note shall be payable in immediately available funds without setoff, counterclaim or deduction of any kind, and shall be made by electronic funds transfer from a bank account established and maintained by Maker for such purpose.
11.    Security. This Note is secured by a first priority Deed of Trust, Security Agreement, Fixture Filing and Assignment of Leases and Rents (Texas) of even date herewith granted by Maker for the benefit of the named Holder hereof (the “Security Instrument”) encumbering certain real property and improvements thereon and as more particularly described in such Security Instrument (the “Property”).
12.    Certain Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Security Instrument.
13.    Event of Default. Each of the following events will constitute an event of default (an “Event of Default”) under this Note, each other Loan Document, and each Portfolio Loan Document, and the occurrence of any “Event of Default” (as defined in any other Loan Document or any Portfolio Loan Documents) under any Loan Document or Portfolio Loan Document shall constitute an Event of Default hereunder and under each of the other Loan Documents and each of the Portfolio Loan Documents:
(a)    Any failure to pay when due any sum under this Note, including, without limitation, any and all amounts due on the Maturity Date; or
(b)    Any failure of Maker or Guarantor to properly perform any obligation contained in this Note (other than the obligation to make payments under this Note) and the continuance of such failure for a period of thirty (30) days following written notice thereof from Holder to Maker; provided, however, that if such failure is curable but cannot be cured within such thirty (30) day period, then, so long as Maker commences to cure such failure within such thirty (30) day period and is continually and diligently attempting to cure to completion, such failure shall not be an Event of Default unless such failure remains uncured for one hundred twenty (120) days after such written notice to Maker. For the avoidance of doubt, any “Event of Default” as defined under the Security Instrument, any other Loan Document, or any other Portfolio Loan Document is an Event of Default under this Note, and shall not be subject to the cure period set forth in this Section 13(b) (but rather, the cure period under any such other instrument or document shall govern with respect to any such other “Event of Default”).
14.    Acceleration. Upon the occurrence of any Event of Default, the entire balance of principal, accrued interest, and other sums owing hereunder and under the Other Notes shall, at the option of Holder, become at once due and payable without notice or demand. Upon the occurrence of an Event of Default described in Section 13(c) hereof, Holder shall have the option, in its sole discretion, to either (a) exercise any remedies available to it under the Loan Documents and the Portfolio Loan Documents, at law or in equity, or (b) require Maker to submit a new proposed budget for Holder’s approval. If Holder agrees to accept such new proposed budget, then such budget shall become the Budget for all purposes hereunder.
15.    Conditions Precedent. Maker hereby certifies and declares that all acts, conditions and things required to be done and performed by Maker and to have happened precedent to the creation and issuance of this Note, and to constitute this Note as the legal, valid and binding obligation of Maker, enforceable in accordance with the terms hereof, have been done and performed and happened in due and strict compliance with all applicable laws.
16.    Certain Waivers and Consents. Maker and all parties now or hereafter liable for the payment hereof, primarily or secondarily, directly or indirectly, and whether as endorser, guarantor, surety, or otherwise, hereby severally (a) waive presentment, demand, protest, notice of protest and/or dishonor, and all other demands or notices of any sort whatever with respect to this Note, (b) consent to impairment or release of collateral, extensions of time for payment, and acceptance of partial payments before, at, or after maturity, (c) waive any right to require Holder to proceed against any security for this Note before proceeding hereunder, (d) waive diligence in the collection of this Note or in filing suit on this Note, and (e) agree to pay all costs and expenses, including reasonable attorneys’ fees, which may be incurred in the collection of this Note or any part thereof or in preserving, securing possession of, and realizing upon any security for this Note.
17.    Usury Savings Clause. The provisions of this Note and of all agreements between Maker and Holder are, whether now existing or hereinafter made, hereby expressly limited so that in no contingency or event whatever, whether by reason of acceleration of the maturity hereof, prepayment, demand for payment or otherwise, shall the amount paid, or agreed to be paid, to Holder for the use, forbearance, or detention of the principal hereof or interest hereon, which remains unpaid from time to time, exceed the maximum amount permissible under applicable law, it particularly being the intention of the parties hereto to conform strictly to the laws of the State and Federal law, whichever is applicable. If from any circumstance whatever, the performance or fulfillment of any provision hereof or of any other agreement between Maker and Holder shall, at the time performance or fulfillment of such provision is due, involve or purport to require any payment in excess of the limits prescribed by law, then the obligation to be performed or fulfilled is hereby reduced to the limit of such validity, and if from any circumstance whatever Holder should ever receive as interest an amount which would exceed the highest lawful rate, the amount which would be excessive interest shall be applied to the reduction of the principal balance owing hereunder (or, at Holder’s option, be paid over to Maker) and shall not be counted as interest. To the extent permitted by applicable law, determination of the legal maximum amount of interest shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of this Note, all interest at any time contracted for, charged, or received from Maker in connection with this Note and all other agreements between Maker and Holder, so that the actual rate of interest on account of the indebtedness represented by this Note is uniform throughout the term hereof.
18.    Non‑Recourse; Exceptions to Non‑Recourse. Nothing contained in this Note or any of the other Loan Documents shall be deemed to impair or limit Holder’s rights: in foreclosure proceedings or in any ancillary proceedings brought to facilitate Holder’s foreclosure on the Property or any portion thereof or to exercise any specific rights or remedies afforded Holder under any other provisions of the Loan Documents or the Portfolio Loan Documents, or by law or in equity, subject to the non‑recourse provisions set forth below; to recover under any guarantee given in connection with the Loan; or to pursue any personal liability of Maker or any Guarantor under the Environmental Indemnity Agreement or Section 5.10 of the Security Instrument. Except as expressly set forth in this Section 18, the recourse of Holder with respect to the Secured Obligations shall be solely to the Property, Chattels and Intangible Personalty (as defined in the Security Instrument) and any other collateral given as security for the Loan:
(a)    Notwithstanding anything to the contrary contained in this Note or in any Loan Document, nothing shall be deemed in any way to impair, limit or prejudice the rights of Holder to collect or recover from Maker and Guarantor: (i) damages or costs (including without limitation reasonable attorneys’ fees) incurred by Holder as a result of actual physical waste by Maker; (ii) any condemnation or insurance proceeds attributable to the Property which were not paid to Holder or used to restore the Property in accordance with the terms of the Security Instrument; (iii) any rents, profits, advances, rebates, prepaid rents, lease termination payments or other similar sums attributable to the Property collected by or for Maker (A) following an Event of Default (as defined in the Security Instrument) and not properly applied to the reasonable fixed and operating expenses of the Property, including payments of this Note, the Other Note, and other sums due under the Loan Documents, or (B) to the extent not deposited in the Deposit Account as and when required pursuant to the Loan Documents; (iv) any security deposits collected by or for Maker and not applied in accordance with applicable leases; (v) the amount of any accrued taxes, assessments, and/or utility charges affecting the Property (whether or not the same have been billed to

Maker) that are either unpaid by Maker or advanced by Holder under the Security Instrument, except to the extent that (x) the combined gross revenues of the Property taken together with the gross revenues of the Other Properties were not sufficient to pay such taxes and expenses, and (y) of any of the foregoing accruing after the Termination Date (hereinafter defined); (vi) any sums expended by Holder in fulfilling the obligations of Maker, as lessor, under any leases affecting the Property, except to the extent that the combined gross revenues of the Property taken together with the gross revenues of the Other Properties were not sufficient to pay such expenses, and except to the extent of any of the foregoing accruing after the Termination Date; and (vii) the amount of any loss suffered by Holder (that would otherwise be covered by insurance) as a result of Maker’s failure to maintain the insurance required under the terms of any Loan Document, except to the extent that the combined gross revenues of the Property taken together with the gross revenues of the Other Properties were not sufficient to pay such expenses, and except to the extent of any of the foregoing accruing after the Termination Date; (viii) the amount of losses suffered by Holder by reason of any execution, modification, assignment by the applicable tenant or other party thereto (if Maker has the right to consent to such assignment under the applicable lease), or any supplement, amendment and restatement or termination of any lease to any Required Tenant, or any tenant that leases, together with its affiliates, an aggregate of 10,000 or more rentable square feet at the Property (in each case, each such Required Tenant and each such other tenant is referred to herein as a "Major Tenant") without the prior written consent of Holder, which consent will not be unreasonably withheld, conditioned or delayed; and (ix) damages or costs (including without limitation reasonable attorneys’ fees) incurred by Holder as a result of any breach or violation of Section 5.5 (but only if such breach or violation of said Section 5.5 arises by reason of a lien, security interest or encumbrance against Intangible Property) or Section 5.7 of the Security Instrument.
(b)    The agreement set forth in the introductory paragraph of this Section 18 to limit the personal liability of Maker shall become null and void and be of no further force and effect, and Maker and each Guarantor shall be personally liable for the obligations evidenced by this Note, in the event (i) of any breach or violation of Section 5.4 of the Security Instrument (except to the extent a sale or encumbrance results from the nonpayment of real estate taxes when the combined gross revenues generated by the Property taken together with the gross revenues of the Other Properties were not sufficient to pay such taxes); (ii) of any fraud or intentional misrepresentation by Maker in connection with the Property, the Loan Documents or the application made by Maker for the Loan; (iii) that Maker forfeits the Property or Chattels or any portion of the Property or Chattels due to criminal activity; (iv) of any attempt by Maker or GC Member, any Guarantor, or any other person directly or indirectly responsible for the management of Maker or GC Member, or liable for repayment of Maker’s obligations under the Loan (whether as maker, endorser, guarantor, surety, general partner or otherwise) to materially delay any foreclosure against the Property, Chattels and/or Intangible Personalty or any other exercise by Holder of its remedies under the Loan Documents, which attempts shall include, without limitation, (A) any claim that any Loan Document is invalid or unenforceable to an extent that would preclude any such foreclosure or other exercise of remedies, (B) Maker or GC Member filing a petition in bankruptcy, either Maker or GC Member failing to oppose in good faith the entry of an order for relief pursuant to any involuntary bankruptcy petition filed against it (other than a petition filed by Holder) or Maker or GC Member seeking any reorganization, liquidation, dissolution or similar relief under the bankruptcy laws of the United States or under any other similar federal, state or other statute relating to relief from indebtedness, or consenting to or colluding in the filing of any involuntary bankruptcy petition against Maker or GC Member, or (C) the appointment (other than by Holder) of a receiver, trustee or liquidator with respect to Maker or GC Member or the Property or any part thereof; or (v) of any termination by Maker, or acceptance by Maker of a surrender by the applicable tenant, of any lease to any Major Tenant without the prior written consent of Holder, which consent will not be unreasonably withheld, conditioned or delayed.
For the purposes of the foregoing, the "Termination Date" shall mean the earlier of (i) the date that Maker and the Other Borrowers tender to Holder or Holder's designee deeds-in-lieu of foreclosure for the Property and the Other Property, subject to no title exceptions other than real estate taxes and assessments, the Permitted Exceptions (as defined in the Security Instrument and the Other First Security Instruments) and such additional exceptions approved by Holder pursuant to the Loan Documents and the Portfolio Loan Documents or which are otherwise acceptable to Holder in its reasonable discretion, together with such ancillary conveyances, releases of Holder parties and other documentation that are customarily delivered in connection with a deed-in-lieu transaction, all in form reasonably satisfactory to Holder, and (ii) [intentionally deleted] (iii) the date Holder, its affiliate, or any other party takes title to the Property and the Other Property in connection with or pursuant to foreclosures (whether by power of sale or non-judicial foreclosure, or by judicial foreclosure) of the Security Instrument or the Other First Security Instruments. If Maker elects to deliver such deeds-in-lieu of foreclosure, Holder shall retain the right to determine whether to accept each such deed-in-lieu of foreclosure or to proceed with non-judicial or judicial foreclosure proceedings with respect to one or more of the Property, the Other Property and, upon Holder making such election, Maker shall execute and deliver to Holder an appropriate deed-in-lieu or deeds-in-lieu, as Holder shall have elected; provided however, that if Holder chooses to proceed with judicial or non-judicial (including, without limitation, by power of sale) foreclosure proceedings, the Termination Date shall nonetheless be the earlier of the date specified in (i) and (iii) above, provided further that if Maker thereafter fails to cooperate with Holder's reasonable requests and requirements in respect of Holder's exercise of any and all remedies available at law or in equity to Holder (including without limitation judicial, power of sale, or non-judicial foreclosure), then the Termination Date shall be the date specified in (iii). With respect to clause (i) above, if the Maker tenders deeds-in-lieu, ancillary conveyances, releases of Holder parties and other documentation pursuant to clause (i), Holder shall respond to Maker in writing within fifteen (15) Business Days after its receipt of the same indicating whether Holder either (A) agrees that such submission and documents satisfy the terms and conditions of such clause (i), or (B) does not agree that such submission and documents satisfy the terms and conditions of such clause (i) (in which event, Holder shall also indicate such changes to such submission and documents required to make the same satisfy the terms and conditions of such clause (i)). Holder's failure to respond within such period shall be deemed its agreement that such submission and documents satisfy the terms and conditions of such clause (i), and Maker's submission of such documents shall in any event include a statement to Holder in a cover letter submitted to Holder in bold enlarged type, that Holder's approval will be deemed given if it fails to respond within fifteen (15) Business Days after its receipt of such documents.
19.    Severability. If any provision hereof or of any other document securing or related to the indebtedness evidenced hereby is, for any reason and to any extent, invalid or unenforceable, then neither the remainder of the document in which such provision is contained, nor the application of the provision to other persons, entities, or circumstances, nor any other document referred to herein, shall be affected thereby, but instead shall be enforceable to the maximum extent permitted by law.
20.    Transfer of Note. Holder may transfer or participate out this Note or any portion thereof at any time in its sole discretion. Each provision of this Note shall be and remain in full force and effect notwithstanding any negotiation or transfer hereof and any interest herein to any other Holder or participant.
21.    Governing Law. THIS NOTE AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, MAKER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS NOTE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
22.    Time of Essence. Time is of the essence with respect to all of Maker’s obligations under this Note.
23.    Remedies Cumulative. The remedies provided to Holder in this Note, the Security Instrument and the Other Loan Documents are cumulative and concurrent and may be exercised singly, successively or together against Maker, the Property, and other security, or any guarantor of this Note, at the sole and absolute discretion of the Holder.
24.    No Waiver. Holder shall not by any act or omission be deemed to waive any of its rights or remedies hereunder unless such waiver is in writing and signed by the Holder and then only to the extent specifically set forth therein. A waiver of one event shall not be construed as continuing or as a bar to or waiver of any right or remedy granted to Holder hereunder in connection with a subsequent event.
25.    Joint and Several Obligation. If Maker is more than one person or entity, then (a) all persons or entities comprising Maker are jointly and severally liable for all of the Maker’s obligations hereunder; (b) all representations, warranties, and covenants made by Maker shall be deemed representations, warranties, and covenants of each of the persons or entities comprising Maker; (c) any breach, Default or Event of Default by any of the persons or entities comprising Maker hereunder shall be deemed to be a breach, Default, or Event of Default of Maker; and (d) any reference herein contained to the knowledge or awareness of Maker shall mean the knowledge or awareness of any of the persons or entities comprising Maker.
26.    WAIVER OF JURY TRIAL. MAKER HEREBY AGREES TO WAIVE TO THE FULLEST EXTENT NOT PROHIBITED BY LAW, ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF: (A) THE LOAN OR THE PROPERTY, (B) THIS NOTE, THE SECURITY INSTRUMENT, OR ANY OTHER LOAN DOCUMENT OR INSTRUMENT BETWEEN MAKER AND HOLDER RELATING TO THIS NOTE, THE PROPERTY OR THE LOAN, OR (C) ANY DEALINGS BETWEEN MAKER AND HOLDER RELATING TO THE SUBJECT MATTER OF THIS NOTE OR THE LOAN. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE CONTRACT CLAIMS, TORT CLAIMS, ANTITRUST CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. MAKER HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH LEGAL COUNSEL OF ITS OWN CHOOSING, OR HAS HAD AN OPPORTUNITY TO DO SO, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS HAVING HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS NOTE OR ANY OTHER LOAN DOCUMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS WRITTEN CONSENT TO A TRIAL BY THE COURT WITHOUT A JURY TRIAL.
27.    WAIVER OF PREPAYMENT RIGHT WITHOUT PREMIUM. EXCEPT AS OTHERWISE PROVIDED IN THE LOAN DOCUMENTS, MAKER HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE UNDER APPLICABLE LAW TO PREPAY THIS NOTE, IN WHOLE OR IN PART, WITHOUT CHARGE, FEE OR PENALTY, UPON ACCELERATION OF THE MATURITY DATE OF THIS NOTE, AND AGREES THAT, IF FOR ANY REASON A PREPAYMENT OF ALL OR ANY PART OF THIS NOTE IS MADE, WHETHER VOLUNTARILY OR FOLLOWING ANY ACCELERATION OF THE MATURITY DATE OF

THIS NOTE BY HOLDER ON ACCOUNT OF THE OCCURRENCE OF ANY EVENT OF DEFAULT ARISING FOR ANY REASON, INCLUDING, WITHOUT LIMITATION, AS A RESULT OF ANY PROHIBITED OR RESTRICTED TRANSFER, FURTHER ENCUMBRANCE OR DISPOSITION OF THE PROPERTY OR ANY PART THEREOF SECURING THIS NOTE, OR ANY PROHIBITED DIRECT OR INDIRECT INTEREST IN MAKER, THEN MAKER SHALL BE OBLIGATED TO PAY, CONCURRENTLY WITH SUCH PREPAYMENT, THE PREPAYMENT PREMIUM, IF ANY, PROVIDED FOR IN THIS NOTE (OR, IN THE EVENT OF PREPAYMENT FOLLOWING ACCELERATION OF THE MATURITY DATE HEREOF WHEN THIS NOTE IS CLOSED TO PREPAYMENT, AS PROVIDED IN THE SECURITY INSTRUMENT) AND ANY AND ALL OTHER CHARGES AND FEES DUE UNDER THE LOAN DOCUMENTS. MAKER HEREBY DECLARES THAT HOLDER’S AGREEMENT TO MAKE THE LOAN EVIDENCED BY THIS NOTE AT THE INTEREST RATE AND FOR THE TERM SET FORTH IN THIS NOTE CONSTITUTES ADEQUATE CONSIDERATION, GIVEN INDIVIDUAL WEIGHT BY MAKER, FOR THIS WAIVER AND AGREEMENT.
28.    Attorney’s Fees and Charges. If Holder refers this Note or any of the other Loan Documents to any attorney for collection or seeks legal advice following the occurrence of an Event of Default that has not been waived by Holder expressly in writing, or if Holder is the prevailing party in any action instituted on this Note or any other Loan Document, or if any other judicial or non-judicial proceeding is instituted by Holder or any other person or entity (provided that with respect to any judicial or non-judicial proceeding instituted by any other person or entity, either (A) such person or entity shall consist of Maker or any Affiliate thereof, or (B) such proceeding shall include Maker or any Affiliate thereof as a party thereto, and the facts alleged, on the basis of which any cause of action or claim shall be asserted in such proceeding, involve the action(s) or omission(s) on the part of Maker or any Affiliate thereof under this Note or any other Loan Document), and an attorney is employed by Holder to appear in any such action or proceeding, or in any action that materially affects Holder’s interest in this Note or any Property, or to seek appointment of a receiver, to reclaim, seek relief from a judicial or statutory stay, sequester, protect, preserve or enforce Holder’s interest in the Security Instrument or any other security for this Note (including, but not limited to, proceedings under federal bankruptcy law, in eminent domain, under the probate code, on appeal (provided that for Holder to recover appeal costs from Maker hereunder, Holder shall have to be judicially determined to be a prevailing party in such appeal), in arbitration, or in connection with any municipal, state or federal tax lien), then Maker and every endorser hereof and every person who assumes the obligations evidenced by this Note or any of the other Loan Documents jointly and severally promise(s) to pay third party attorneys’ fees for services performed by Holder’s attorneys, and all costs and expenses (including, without limitation, expert witness reasonable fees, costs of exhibit preparation, document reproduction, postage, telecommunication expenses and courier charges), incurred incident to such employment (provided, however, that in any action commenced by Holder against Maker, such obligation to pay third party attorneys’ fees shall only apply if Holder is the prevailing party in such action). If such fees are not paid within five (5) Business Days after demand therefor by Holder, all such costs and expenses shall bear interest at the Default Rate and the repayment thereof shall also be secured by every instrument securing the indebtedness evidenced hereby.
29.    Successors and Assigns. The covenants, terms and conditions contained in this Note apply to and bind the heirs, successors, executors, administrators and assigns of Maker.
30.    Notices. Notices and other communications to be delivered pursuant to the provisions of this Note shall be delivered in accordance with the provisions for delivery of notices set forth in the Security Instrument. Notices and other written communications hereunder shall be sent, in the case of Maker, to the address(es) for delivery of notice to Trustor under the Security Instrument, and, in the case of Holder, to the address(es) for delivery of notice to Beneficiary under the Security Instrument.
31.    Notice of No Oral Agreements. IN ACCORDANCE WITH APPLICABLE LAW, THIS NOTE, THE SECURITY INSTRUMENT AND ALL OF THE OTHER LOAN DOCUMENTS EVIDENCING, SECURING OR PERTAINING TO ALL OR ANY PORTION OF THE INDEBTEDNESS AND THE OBLIGATIONS REPRESENT THE FINAL AGREEMENT BETWEEN MAKER AND HOLDER AS TO THE SUBJECT MATTER THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN SUCH PARTIES.
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[SIGNATURE PAGE TO PROMISSORY NOTE (ARIZONA-NUF)]
IN WITNESS WHEREOF and intending to be legally bound, Maker has duly executed this Note as of the date first above written.
MAKER:
THE GC NET LEASE (HOUSTON ENCLAVE) INVESTORS, LLC,
a Delaware limited liability company
By: The GC Net Lease (Houston Enclave) Member, LLC,
a Delaware limited liability company,
its Sole Member
By: Griffin Capital Essential Asset Operating Partnership, L.P.,
a Delaware limited partnership,
its Sole Member
By: Griffin Capital Essential Asset REIT, Inc.,
a Maryland corporation,
its General Partner
By: /s/ Joseph E. Miller
Joseph E. Miller, Chief Financial Officer